Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No.333-151848) of HealthSouth Corporation of our report dated February 23, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which is incorporated by reference in this registration statement on Form S-3 dated September 28, 2010, and to the reference to our firm under the heading “Experts” in the prospectus, which is a part of this registration statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Birmingham, Alabama

September 28, 2010